Exhibit 10.28
AMERICAN MIDSTREAM GP, LLC
AMENDMENT OF GRANT OF PHANTOM UNITS UNDER THE AMERICAN
MIDSTREAM PARTNERS, LP LONG-TERM INCENTIVE PLAN
     This Amendment of Grant of Phantom Units Under the American Midstream Partners, LP Long-Term Incentive Plan (“Amendment”) is entered into between American Midstream GP, LLC (the “Company”) and                      (“Grantee”) and is effective as of the date set forth on the signature page hereto.
     WHEREAS, the Company awarded to Grantee a grant of                      Phantom Units pursuant to the American Midstream Partners, LP Long-Term Incentive Plan (the “Plan”), as evidenced by that Award Agreement dated                                          (the “Award Agreement”, a copy of which is attached hereto as “Exhibit A”); and
     WHEREAS, Section 7(b) of the Plan reserves to the Committee the power and authority to amend, with the consent of the Participant in certain cases, any outstanding Award; and
     WHEREAS, the Company and Grantee now desire to amend the Award to Grantee represented by the Award Agreement (the “Award”) to a eliminate the DERs, if any, associated with the Award and to provide for the acceleration of vesting of the unvested Phantom Units under the Award in certain cases relating to a Change of Control of the Company.
     NOW THEREFORE, in consideration of the mutual terms, conditions, and covenants set forth herein, the ongoing employment relationship and compensation to be paid and received in connection therewith, and the payment by the Company to Grantee of an amount determined as if the outstanding unvested Phantom Units were Units in the Partnership for purposes of participating in any distributions of cash as a result of the initial public offering to occur on or about June 30, 2011 (the “Special Payment”), the Company and Grantee agree as follows:
1.	Certain Terms. Capitalized terms used, but not defined, herein shall have the meanings assigned to them under the Award Agreement.

2.	Elimination of DERs. Contingent upon receipt of the Special Payment, the Grantee hereby unconditionally and irrevocably relinquishes, waives, forfeits and disclaims any and all DERs, and the Award Agreement shall hereby be amended to remove all references to DERs, if any.

3.	Provision on Other Terminations. Paragraph 3(b) of the Award Agreement shall be redesignated Paragraph 3(c) and shall be amended to read as follows:
“(c)	Other Terminations. Except as provided in Paragraph 3(b) above, if your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.”

4.	Effect of Change of Control on Vesting. New Paragraph 3(b) shall be added to the Award Agreement to read as follows:
“(b)	Change of Control. Without altering the effect of Paragraph 3(a) above:
(i)	In the event of a Change of Control of the Partnership in connection with which the surviving or acquiring entity does not assume and continue the unvested Phantom Units under the Award on the terms and conditions not less favorable than those provided under the Plan and the Award Agreement immediately prior to such Change in Control, the unvested Phantom Units under the Award not previously forfeited shall vest as of the closing date of such Change of Control.

(ii)	In the event of a Change of Control of the Partnership to which Paragraph 3(b)(i) above does not apply and in connection with which the unitholders of the Partnership sell or exchange their interests in the Partnership for consideration comprised entirely of cash or a combination of cash and equity interests in the surviving or acquiring entity, then a portion of the then-unvested Phantom Units under the Award not previously forfeited equal to the percentage of all the consideration to such unitholders represented by cash shall vest as of the closing date of such Change of Control.

(iii)	In the event of a Change of Control of the Partnership in connection with which some or all of the unvested Phantom Units are not vested pursuant to Paragraph 3(b)(i) or 3(b)(ii) above, if Grantee’s employment with the Company is terminated other than for Cause within one year after the closing date of such Change of Control of the Partnership, or if Grantee is not offered or does not accept employment with the successor or survivor or acquiring entity, any Phantom Units that are then unvested and not previously forfeited shall become fully vested as of the date of such termination of employment. For this purpose, ‘Cause’ shall have the meaning given it in the employment agreement between the Company and Grantee as of the time of such termination, if any, and if no such agreement exists or no such definition is provided thereunder, ‘Cause’ shall mean Grantee has (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him or her hereunder; (B) refused without proper reason to perform the duties and responsibilities required of him or her hereunder; (C) willfully engaged in conduct that is materially injurious to Company or its affiliates (monetarily or otherwise); (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate) or (E) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.”

5.	Settlement of Vested Phantom Units. Paragraph 4 of the Award Agreement shall be amended to read in its entirety as follows:
“4.	Payment. If vesting of a Phantom Unit shall occur pursuant to Paragraph 2 or 3(a), above, then as soon as administratively practicable after the vesting of such Phantom Unit, but not later than seven days thereafter, you shall be paid a lump sum payment in cash equal to the Fair Market Value of one Unit as of the vesting date in settlement of such Phantom Unit. If vesting of a Phantom Unit shall occur pursuant to Paragraph 3(b), above, then in settlement of such vested Phantom Unit you shall be paid a sum of cash equal to the Fair Market Value of one Unit as of such vesting date, which sum shall be paid in equal installments divided among the remainder (and paid on or as soon as administratively practicable after, but not later than seven days after each) of the first four anniversaries of the Grant Date. Notwithstanding the foregoing, however, the Committee may, in its sole discretion, direct that payment be made to you in the form of one Unit (in lieu of cash) for each vested Phantom Unit. Prior to the consummation of any initial public offering of Units by the Partnership, if the Committee determines, in its sole discretion, to deliver Units in settlement of a vested Phantom Unit(s), you may be required to execute, as a condition of delivery of such Units, a Unitholder’s agreement in a form approved by the Committee (the “Unitholder’s Agreement”). Such Unitholder’s Agreement may contain (i) restrictions on your transfer and sale of such Units, (ii) obligations for you to sell such Units in connection with a sale of interests in the Partnership by the Company, AIM Midstream Holdings, LLC or their respective Affiliates and (iii) such other restrictions and obligations as the Committee determines, in its sole discretion, to impose, all of which will be applicable prior to the consummation of any initial public offering of Units by the Partnership. If you fail to execute such Unitholder’s Agreement within the deadline established by the Committee therefor, the vested Phantom Unit as to which such Unitholder’s Agreement was required will be cancelled without payment of any consideration therefor.”
Signature Page Follows

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on, and to be effective as of, the                      day of                     , 2011.

American Midstream GP, LLC

By:
Robert B. Hellman, Jr.,
Chairman, Compensation Committee

“GRANTEE”

[Name]

EXHIBIT A
[ATTACH GRANT OF PHANTOM UNITS]